                            TWIN CITY BANCORP, INC.
                               AND SUBSIDIARIES


                    Schedule of Compliance with Freddie Mac
                      Home Mortgage Net Worth Requirement
                                (in thousands)

                               December 31, 1996



Home mortgage net worth requirement:
 Total GAAP net worth (includes only
 bank subsidiary)                                         $12,685

 FHLMC home mortgage GAAP net worth requirement             1,000
                                                          -------
  Amount in excess of FHLMC requirement                   $11,685
                                                          =======



         See Independent Auditors' Report on Supplemental Information.